Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
BERKSHIRE HILLS BANCORP, INC.

(Pursuant to 8 Del. C. Section 242)

Berkshire Hills Bancorp, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: That at a meeting of the Board of Directors of the Corporation, a resolution was duly adopted setting forth the proposed amendment of the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling a meeting of stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, subject to stockholder approval, the Certificate of Incorporation of this Corporation shall be amended by revising Article FOURTH, Section A thereof, so that, as amended, said Article FOURTH, Section A shall be and read as follows:

A.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is One hundred and two million (102,000,000) consisting of:

1.	Two million (2,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.	One hundred million (100,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

SECOND: That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Berkshire Hills Bancorp, Inc. has caused this certificate to be signed and attested to by its duly authorized officers this 30th day of May, 2018.

By:	/s/ Michael P. Daly
Michael P. Daly
President and Chief Executive Officer

Attest:

/s/ Wm. Gordon Prescott
Wm. Gordon Prescott
Corporate Secretary